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                                                                     EXHIBIT 3.4


                             ARTICLES OF AMENDMENT

                                       TO

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  MAREX, INC.


         Pursuant to the provisions of Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, MAREX, INC., a Florida corporation, (the "Corporation"), in accordance with a vote of the shareholders held on July 24, 2002, at which the number of votes cast for the amendment contained herein were sufficient for approval, hereby adopts the following amendment to the Amended and Restated Articles of Incorporation as follows:

         1. Article IV of the Amended and Restated Articles of Incorporation is hereby amended to add the following provision:

         At 5:00 p.m. Eastern Time, on the date of the filing of these Articles of Amendment to the Articles of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-ten without any further action on the part of the holders thereof or this Corporation. No fractional shares will be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share be decreased to the next lower whole number of shares, respectively.

         2. The capital stock of the Corporation shall be (i) 25,000,000 Shares of Common Stock of One Cent ($.01) par value each (the "Common Stock") and (ii) 1,000,000 Shares of Preferred Stock of One Cent ($.01) par value each (the "Preferred Stock").

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 26th day of July, 2002.


                                                          DAVID A. SCHWEDEL
                                                          ---------------------
                                                          David A. Schwedel
                                                          President